Exhibit 10.6

Amended and Restated Employment Agreement

April 21, 2005

Gary Lessing

Dear Gary:

This Amended and Restated Employment Agreement (this “Agreement”), on its Effective Date (as defined below), amends, restates and supercedes your prior Letter of Employment dated September 28, 2001 between Avalon Pharmaceuticals, Inc. (the “Company”) and you (the “Prior Letter Agreement”). This Agreement shall be effective and shall supercede the Prior Letter Agreement concurrently with the effective date of the first registration statement filed by the Company to register shares of its common stock for sale to the public through one or more underwriters (the “Effective Date”). Notwithstanding the foregoing, this Agreement shall not become effective, shall be deemed null and void and shall not supercede the Prior Letter Agreement if (i) the Effective Date does not occur prior to January 1, 2006 or (ii) your employment is terminated by the Company or by you for any reason prior to the Effective Date. If this Agreement does not become effective, the Prior Letter Agreement shall remain in full force and effect in accordance with its terms. The terms of your employment are as follows:

Job Title:	Chief Financial Officer (CFO)

Reporting to:	Kenneth C. Carter, Ph.D., President and CEO

Starting Date:	September 28, 2001

Initial Starting Salary:	$205,000 per annum, subject to adjustment from time to time at the Company’s discretion.

Equity:	Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Company will grant you options for 375,000 shares of Avalon Pharmaceuticals, Inc. Common Stock under the Company’s Stock Option Plan. 100,000 of these options will vest on March 28, 2002. The remaining 275,000 options will vest on a quarterly basis, over a 42 month period commencing April 1, 2002. The terms and conditions for any options will be those in the Company’s Plan, or, except as noted herein, as set by the Board of Directors.

Review and Bonus:	You will be eligible for an annual bonus that may target 35% of your base salary, and shall be based on goals set by the CEO and Board of Directors. You will also be eligible for additional awards and bonuses as deemed appropriate by the Board of Directors.

Benefits:	The Company provides a comprehensive benefits program, which includes standard medical and dental benefits, long, and short-term disability coverage, a 401(K) plan, and a flexible benefits plan. These programs will be provided in accordance with the terms and conditions set forth in each plan, and are subject to change at the Company’s discretion.

Vacation:	Each employee receives two weeks of vacation per year. You will receive an additional two weeks of vacation per year, for a total of four weeks. In addition, the Company will close the week between Christmas and the start of New Year. See the Company’s leave policies for further details.

Termination:	Upon termination for any reason, the Company shall pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled. In the event that you are terminated by the Company, without “Cause” (as hereinafter defined), or if you terminate your employment with the Company for “Good Reason” (as hereinafter defined), then the Company shall continue to pay you your base salary in effect at the time of termination for a period of one year following such termination. The Company shall not be obligated to continue any such payments to you under this paragraph in the event that you materially breach the terms under the Confidentiality Agreement attached hereto. Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of the Confidentiality Agreement.

Should the Company be the subject of a Change of Control, the Company shall immediately vest all shares and options granted to you that had not vested as of the date the Change of Control takes effect.

For the purposes of this section, “Cause” shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty, (iii) your breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality, Assignment of Inventions and Non-competition Agreement substantially in the form of Attachment A to this letter.

Termination of your employment by you shall constitute termination for Good Reason if such termination occurs (a) within eighteen months of a “Change in Control” (as hereinafter defined), (b) within three months of a material diminution in your responsibilities as Chief Financial Officer (provided that such diminution is not in connection with the termination of your employment for Cause), (c) within three months of your principal work location changing to be more than 75 miles from your then current residence, (d) a diminution in your salary, or (e) failure of the Compensation Committee of the Board of Directors to approve the grant of options described in the equity section herein. That Company shall notify you, within 10 days of receipt of your notice of intent to terminate your employment for Good Reason, if the Company disagrees with your intent to terminate under this paragraph.

A “Change in Control” shall be deemed to have occurred if either: (i) any “person” (including, without limitation, any individual, sole proprietorship, partnership, trust, corporation, association, joint venture, or other entity, whether or not incorporated), or “group” of persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes, after the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (ii) during any two (2) year period, individuals who constitute the Board of Directors at the beginning of such period, together with any new directors elected or appointed during the period whose election or appointment resulted from a vacancy on the Board of Directors caused by the retirement, death, or disability of a director and whose election or appointment was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the Board of Directors; (iii) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person; (iv) the Company consolidates with, or merges with or into another entity, or any entity consolidates with, or merges with or into, the Company (a “Merger”), in which the owners of outstanding voting stock of the Company immediately prior to such Merger do not represent at least a majority of the voting power in the surviving entity after the Merger; or (v) the stockholders of the Company approve a plan of liquidation or dissolution.

Conflict:	You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restrictions on your employment with the Company, and your acceptance hereof will not breach any agreements to which you are a party.

Moving Assistance:	If you were to move to the Washington DC area within

one year of your starting date, the Company will pay for your moving expenses for your family and possessions excluding Real Estate & Settlement Expenses. You may obtain a minimum of two written bids from reputable movers and submit the same to the Company, or use a moving company chosen by the Company.

Real Estate Settlement Expenses:	The Company will pay for ordinary seller settlement costs on the sale of your current residence excluding any buyer assistance incentives such as points or origination fees on the purchaser’s behalf. The Company will pay for ordinary buyer settlement costs on the purchase of your new residence here, including not more than two discount points or origination fees.

Employment Requirements And Period:	If you accept this position, you will be an employee at will, meaning you are not obligated to remain employed at the Company for any specific period of time. Likewise, the Company is not obligation to employ you for any specific period.

Other Provisions:	Employment will be contingent upon your signing the Avalon Pharmaceuticals, Inc. Confidentiality, Assignment of Inventions and Non-Competition Agreement. You also agree to be bound by all personnel policies that may be adopted from time to time.

I look forward to having you as part of the team and believe you will play an important role in the growth of the Company.

Sincerely,

ON BEHALF OF AVALON PHARMACEUTICALS, INC.:

/s/ Kenneth C. Carter, Ph.D.	April 21, 2005

Kenneth C. Carter, Ph.D.	Date
President & CEO

ACCEPTED:
/s/ Gary Lessing	April 21, 2005

Gary Lessing	Date

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